Exhibit k (ii)

Second Amendment to Transfer Agency and Service Agreement

This Second Amendment (“Amendment”) effective as of September 17, 2021 (the “Effective Date”) by and among and each of the MainStay Funds listed on Schedule E attached hereto, as may be amended from time to time (“Schedule E”) (each such investment company, a “Fund” and, collectively, the “Funds”), Computershare Inc. (“Computershare”), and Computershare Trust Company, N.A. (the “Trust Company, together with Computershare, the “Transfer Agent”), and amends the Transfer Agency and Service Agreement dated June 26, 2012, as amended (together with the Schedules thereto, collectively the "Agreement") among the Funds, Computershare, and the Trust Company. All capitalized terms not otherwise defined in this Amendment shall have the same meanings as set forth in the existing Agreement.

Whereas, the Agreement was initially with Mainstay DefinedTerm Municipal Opportunities Fund, the parties desire to allow the Agreement to be a master agreement and include a mechanism for adding additional funds; and

Whereas, in accordance with Section 14.5 of the Agreement, the parties desire to amend the Agreement as noted further below

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to Agreement. The Agreement is hereby amended as follows:

(a)	Delete the first paragraph of the Agreement and replace it with the following new paragraph:

AGREEMENT effective as of the 26th day of June, 2012, as amended, by and between the Funds listed on Schedule E attached hereto, as may be amended from time to time (“Schedule E”) (each such investment company, a “Fund”), and Computershare Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, having its principal office and place of business at 150 Royall Street, Canton, Massachusetts 02021 (collectively, the “Transfer Agent” or individually, “Computershare” and the “Trust Company”, respectively).

(b)	Add the following new sections to the Agreement:

2.8 Additional Funds. To the extent that a Fund is added to Schedule E after the Effective Date, such Fund is a Fund for all purposes of this Agreement and is bound by all terms and conditions and provisions of this Agreement, including, without limitation, the representations and warranties of Funds set forth herein.

2.9 Amendment to Schedule E. The parties agree to amend Schedule E to reflect the most updated information regarding Funds and Shares relevant to this Agreement. The parties agree that notwithstanding Section 14.5 of this Agreement, Schedule E may be amended without an executed written amendment if an Authorized Person delivers by email to Transfer Agent’s Relationship Manager a copy of an amended and restated Schedule E, dated as of the date such amended and restated Schedule E is intended to be effective, and a member of Transfer Agent’s Relationship Management team acknowledges in a responding email that the amended and restated Schedule E has been received. To the extent Schedule E is amended to add a Fund, Fund must provide Transfer Agent with the documents listed in Section 2.2 of this Agreement in relation to such Fund on a timeline mutually agreed by the parties.”

(c)	Delete Section 3.7 “Unclaimed Property and Lost Shareholders” in its entirety and replace with the following:

3.7 Lost Shareholders; In-Depth Shareholder Search.

(a)	Transfer Agent shall conduct such database searches to locate lost Shareholders as are required by Rule 17Ad-17 (“Rule 17Ad-17”) promulgated under the Securities Exchange Act of 1934, as amended (“1934 Act”), without charge to the Shareholder. If a new address is so obtained in a database search for a lost Shareholder, Transfer Agent shall conduct a verification mailing and update its records for such Shareholder accordingly.

(b)	Computershare may facilitate the performance of a more in-depth search for the purpose of (i) locating lost Shareholders for whom a new address is not obtained in accordance with clause (a) above, (ii) identifying Shareholders who are deceased (or locating the deceased Shareholder’s estate representative, heirs or other party entitled to act with respect to such Shareholder’s Account (“Authorized Representative”)), and (iii) locating Shareholders whose Accounts contain an uncashed check older than 180 days and who have already received the required unresponsive payee notification under Rule 17Ad-17, in each case using the services of a locating service provider selected by Computershare (“Locating Service Provider”), which Locating Service Provider may be an affiliate of Computershare. Such Locating Service Provider may compensate Computershare for processing and other services that Computershare provides in connection with such in-depth search, including providing Computershare a portion of its service fees.

(c)	Upon locating any Shareholder (or such Shareholder’s Authorized Representative) pursuant to clause (b) above, the Locating Service Provider shall clearly identify to such Shareholder (or such Shareholder’s Authorized Representative) all assets held in such Shareholder’s Account. Such Locating Service Provider shall inform any such located Shareholders (or such Shareholder’s Authorized Representative) that such Shareholder (or such Shareholder’s Authorized Representative) may choose either (i) to contact Transfer Agent directly to obtain the assets in such Account, at no charge other than any applicable fees to replace lost certificates, if applicable, or (ii) to use the services of such Locating Service Provider for a processing fee, which may not exceed 20% of the asset value of such Shareholder’s property where the registered Shareholder is living, deceased, or not a natural person; provided that in no case shall such fee exceed the maximum statutory fee permitted by the applicable state jurisdiction. If Company selects a locating service provider other than one selected by Computershare, then Transfer Agent shall not be responsible for the terms of any agreement between such provider and Company and additional fees may apply.

(d)	Pursuant to Section 2.7(c) of this Agreement, Company hereby authorizes and instructs Transfer Agent to provide to the Locating Service Provider:

(i)	aggregate Shareholder Data including number of projected eligible Accounts, value of projected eligible Accounts (includes sum of outstanding checks and value of Shares) in order for the Locating Service Provider to determine the feasibility of providing in-depth search services;

(ii)	upon determination by the Locating Service Provider that an in-depth Shareholder location program will be implemented and after notification of implementation to Company by Transfer Agent (including by e-mail):

(1)	a complete Shareholder file (from which the Locating Service Provider will eliminate those Accounts for which a search is still required by Rule 17Ad-17), and

(2)	preliminary escheatment files (used to block Accounts that may not be serviced under the program based on state unclaimed property laws); and

(iii)	view-only access (during the time a program is in place) to Shareholder Data for the limited purposes of verifying Account information and reconcilement for program eligible Accounts.

(d)	Delete Section 5.5 “Bank Accounts” in its entirety and replace with the following:

5.5 Bank Accounts. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Monies”) shall be held by Computershare as agent for a Fund and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Fund.  Until paid pursuant to this Agreement, Computershare may hold or invest the Monies through such accounts in: (a) obligations of, or guaranteed by, the United States of America; (b) commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody's Investors Service, Inc. (“Moody’s”), respectively; (c) AAA rated money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940; or (d) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Monies that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party.  Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments.  Computershare shall not be obligated to pay such interest, dividends or earnings to a Fund, any Shareholder or any other party.

(e)	Add the following new section:

6.6       Transaction Taxes. The Funds are responsible for all taxes, levies, duties, and assessments levied on Services purchased under this Agreement (collectively, “Transaction Taxes”).  Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes.  Computershare shall invoice a Fund for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of Services.  A Fund shall pay such Transaction Taxes according to the terms in Section 6.3.  Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from a Fund.  To the extent that a Fund provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from the Fund, invoices issued for Services provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes.  Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to Services.

(f)	Add the new Schedule E “Funds and Classes” attached hereto.

2.        Limited Effect. Except as expressly modified herein, the Agreement and all Schedules and Exhibits thereto shall remain in full force and effect.

3.       Counterparts. This Second Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Computershare Inc. and Computershare Trust Company, N. A. On Behalf of Both Entities:	Mainstay DefinedTerm Municipal Opportunities Fund

By:	/s/Dennis V. Moccia	By:	/s/Kirk C. Lehneis
Name: Dennis V. Moccia		Name: Kirk C. Lehneis
Title: Senior Manager, Contract Operations		Title: President

MainStay CBRE Global Infrastructure Megatrends Fund

By:	/s/ Kirk C. Lehneis
Name: Kirk C. Lehneis
Title: President

Schedule E

Funds and Classes

FUND	CLASSES	COMMENCEMENT DATE	DIVIDEND FREQUENCY
Mainstay DefinedTerm Municipal Opportunities Fund	Common	June 26, 2012	Monthly
MainStay CBRE Global Infrastructure Megatrends Fund	Common	Effective date of initial registration statement	Monthly

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